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                                                                    EXHIBIT 99.5


                        8,000,000 SHARES OF COMMON STOCK
       OFFERED THROUGH SUBSCRIPTION RIGHTS DISTRIBUTED TO SHAREHOLDERS OF
                          METROPOLITAN FINANCIAL CORP.


To: Securities Dealers, Banks, Trust Companies and Other Nominees


     This letter is being distributed to you in connection with the offering by Metropolitan Financial Corp. of non-transferable subscription rights to purchase an aggregate of 8,000,000 shares of common stock at a price of $2.75 per share. The subscription rights for this Rights Offering were distributed to holders of record of Metropolitan Financial Corp. common stock as of the close of business on January 10, 2002. The Rights Offering and subscription rights are described in the enclosed Prospectus. Concurrent with the Rights Offering, we are selling shares of our common stock to the public, subject to the full satisfaction of subscriptions received in the Rights Offering.



     Each beneficial owner of common stock registered in your name or the name of your nominee is entitled to one subscription right for every shares of Metropolitan Financial Corp. common stock owned by the shareholder on January 10, 2002. No fractional rights were distributed. Rather, Metropolitan Financial Corp. rounded down the number of subscription rights to the nearest whole number, provided that each holder received at least one subscription right. Each subscription right entitles the holder to purchase one share of common stock at $2.75 per share. In addition, if all subscription rights are exercised by the holder, the holder may elect, pursuant to the over-subscription privilege, to order any amount of additional shares in the Rights Offering at the same price, subject to availability of Metropolitan Financial Corp. shares and subject to proration, if necessary. We are asking you to contact your eligible clients for whom you hold shares of common stock registered in your name, or in the name of your nominee, to obtain instructions with respect to the subscription rights. Enclosed are several copies of the following documents:


        1. Prospectus;

        2. Subscription Certificate (need not be distributed);

        3. Instructions Regarding Subscription Certificates (need not be distributed);

        4. Form of Broker Letter to Clients, which you may choose to send to your clients. It includes space for your clients to indicate their instructions to you;

        5. Notice of Guaranteed Delivery;

        6. Nominee Holder Certification; and

        7. Return envelope addressed to Georgeson Shareholder Communications Inc., Subscription Agent


     YOUR PROMPT ACTION IS REQUESTED. THE RIGHTS OFFERING AND SUBSCRIPTION RIGHTS ARE EXPECTED TO EXPIRE AT 5:00 P.M. EASTERN TIME ON MARCH 7, 2002 (AS IT MAY BE EXTENDED, THE "EXPIRATION DATE"). Subscription rights can be exercised in one of two ways: (a) Deliver a properly completed and executed Subscription Certificate (unless the Notice of Guaranteed Delivery is completed and submitted) and payment in full to the Subscription Agent as indicated in the Prospectus and the Instructions Regarding Subscription Certificates, so that the Subscription Agent receives such documents and payment prior to 5:00 p.m. Eastern Time on the Expiration Date; or (b) In the case of subscription rights that are held of record through Depository Trust Company ("DTC"), instruct DTC to transfer rights from the DTC account of the rights holder to the DTC account of Georgeson Shareholder Communications Inc., the Subscription Agent, together with payment for the shares of common stock subscribed for pursuant to the exercise of subscription rights and the over-subscription privilege. Complete and submit to the Subscription Agent the Nominee Holder Certification, if applicable.


     Additional copies of the enclosed materials may be obtained and questions may be answered by contacting the Subscription Agent, Georgeson Shareholder Communication Inc., toll free at (888) 388-2251.

     YOU ARE NOT AN AGENT OF METROPOLITAN FINANCIAL CORP., GEORGESON SHAREHOLDER COMMUNICATIONS INC., OR ANY OTHER PERSON WHO IS DEEMED TO BE MAKING OR WHO IS MAKING OFFERS OF COMMON STOCK IN THE RIGHTS OFFERING, AND YOU ARE NOT AUTHORIZED TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.

                                          Very truly yours,

                                          Georgeson Shareholder Communications
                                          Inc.